Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

ProMIS Neurosciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

6,
	Security Type	Security Class Title	Fee Calculation Or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Shares, no par value per share (3)	457(c)	56,514,784	$1.30	$73,469,219.20	$0.00014760	$10,844.06
			Total Offering Amounts			$73,469,219.20		$10,844.06
			Total Fees Previously Paid					—
			Total Fee Offsets					—
			Net Fees Due					$10,844.06

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s Common Shares that may be issued in connection with a stock dividend, stock split, recapitalization or similar transactions.

(2)

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457 under the Securities Act, based on the average of the high and low prices of the Common Shares on the Nasdaq Capital Market on August 26, 2024.

(3)	Consists of 56,514,784 shares of Common Shares that may be sold by the selling stockholders named herein, including 46,757,115 shares that are issuable upon exercise of warrants.